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                                                                   EXHIBIT 23.9

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference of our firm under the caption "Experts" in the Proxy Statement of American Radio Systems Corporation which is made part of the Registration Statement (Form S-4 filed on or about October 31, 1996) and related Prospectus of American Radio Systems Corporation for the registration of 8,190,649 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 1996, with respect to the consolidated financial statements of EZ Communications, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
                                          Ernst & Young LLP

Washington, DC
October 31, 1996